FINRA
Financial Industry Regulatory Authority

OTCBB Ineligibility Notification

ISSUER NAME: Great Spirits, Inc. (the "Company")
SYMBOL(s): GSPS
NOTIFICATION DATE: 5/18/2011

Pursuant to NASD Rule 6530(e), any OTCBB issuer that is delinquent in its reporting obligations three times in a 24-month period and/or is actually removed from the OTCBB for failure to file two times in a 24-month period is ineligible for quotation on the OTCBB for a period of one year.[1] This letter serves as notification that the Company has been delinquent three times in the past 24-month period (see chart below). Accordingly, the Company's securities will be removed from quotation on the OTCBB, effective at the open of business on 05/27/2011.[2]

Filing Type	Period End Date	Date Filed
10-Q	03/31/2011	N/A
10-Q	12/31/2009	03/19/2010
10-K	06/30/2009	10/14/2009

[1] NASD Rule 6530(e) provides, in part, that any OTCBB issuer that is delinquent in its reporting obligations three times in a 24-month period and/or is actually removed from the OTCBB for failure to file two times in a 24-month period, in each case, is ineligible for quotation on the OTCBB for a period of one year. An OTCBB issuer is deemed delinquent in its reporting obligations if the issuer fails to make a required filing when due or has filed an incomplete filing. In order for a filing to be complete, it must contain all required certifications and have been reviewed or audited as applicable, by an accountant registered with the Public Company Accounting Oversight Board. The limitation on OTCBB eligibility for issuers that are repeatedly late in filing required reports applies to filings for periods ending on or after October 1, 2005.

[2] Pursuant to Rule 6530, the grace period expiration date is either 30 or 60 calendar days following publication on the OTCBB Daily List, depending on the type of issuer. However, the securities of a company will be removed from the OCTBB the third time that the Company does not file by the due date (including the applicable 12b-25 grace period) in a two-year period, without the benefit of any grace period for the third delinquency, although seven calendar days will be provided to request review of the staff determination before a Hearing Officer.